UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2007

WEBSENSE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-30093	#51-0380839
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

10240 Sorrento Valley Road, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

(858) 320-8000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Transaction Agreement

On April 26, 2007, Websense, Inc. (“Websense”), entered into a Transaction Agreement (the “Transaction Agreement”) by and between Websense, Websense SC Operations Limited (“BidCo”), a company registered in England and Wales, and SurfControl Plc (“SurfControl”), a company registered in England and Wales, pursuant to which Websense has announced a pre-conditional takeover proposal (the “Proposal”) for the acquisition of all of the issued and to be issued ordinary shares of SurfControl, for cash of 700 pence per share, pursuant to a court sanctioned scheme of arrangement (the “Scheme”) under Section 425 of the UK Companies Act 1985 (the “Companies Act”) to be implemented in accordance with the Transaction Agreement and the Rule 2.5 Announcement, including the Rule 2.5 Conditions.  Under the Transaction Agreement, Websense reserves the right to implement the Proposal by means of a takeover offer under the UK City Code on Takeovers and Merger (the “City Code”).

The Proposal values SurfControl’s existing issued share capital at approximately £201 million (approximately $400 million based upon the current exchange rate).  Websense is obligated to pay the purchase price in British pounds and has purchased a currency hedge against £244 million at $2.10 for 15 months, corresponding to the funds certain period under the credit facilities described below and long-stop date in the Transaction Agreement.

The Transaction Agreement provides for the implementation of the Proposal and cooperation with regard to the satisfaction or waiver of Pre-Conditions and Conditions, and contains certain assurances from and confirmations between the parties.  The Transaction Agreement includes undertakings from SurfControl to Websense and BidCo to take certain steps to implement the Scheme, in accordance with an agreed indicative timetable, including the dispatch of the Scheme document to be posted to SurfControl shareholders containing the terms and conditions of the Scheme (the “Scheme Document”), convening the  meeting or meetings (and any adjournment thereof) of SurfControl shareholders (or relevant class or classes thereof) as may be convened by order of the High Court of Justice in England and Wales (the “Court”) under the Companies Act to consider and if thought fit, approve the Scheme (with or without amendment) and the extraordinary general meeting of SurfControl shareholders (and any adjournment thereof) to be convened in connection with the Proposal and taking steps to seek the order of the Court granted at the hearing of the Court of the petition to sanction the Scheme under the Companies Act and confirming the reduction in SurfControl’s share capital to make the Scheme effective. In addition, the Transaction Agreement contains undertakings from SurfControl to Websense and BidCo in relation to the conduct of SurfControl’s business.

Further, as an inducement to Websense agreeing to the release of the Rule 2.5 Announcement and committing resources toward implementation of the Proposal, under the Transaction Agreement SurfControl has agreed to pay Websense a fee amounting to one per cent of the value of the entire fully diluted share capital of SurfControl, at 700 pence per SurfControl share, as at the date of the Transaction Agreement if, following the release of the Rule 2.5 Announcement: (a) a firm intention to make an offer for the whole or any material part of the issued and to be issued share capital of SurfControl is announced in accordance with Rule 2.5 of the

City Code (whether or not subject to any pre-condition) by a third party (not being a person acting in concert with Websense or BidCo in accordance with the City Code), including any extended or revised offer by a third party and any other proposed takeover or merger transaction however effected between or in relation to SurfControl and any third party (or any of their subsidiaries) by way of a scheme of arrangement or otherwise; or (b) one or more of the Directors of SurfControl subsequently withdraws or adversely modifies their favorable recommendation of the Proposal and the Proposal does not become effective or does not otherwise become or is not declared unconditional in all respects; or (c) the Directors of SurfControl fail to take all reasonably appropriate and necessary steps to implement the Proposal.  The inducement fee shall cease to be payable if the Scheme becomes effective or a takeover offer by BidCo becomes or is declared unconditional in all respects, as appropriate.

The Proposal is subject to satisfaction or waiver of certain Conditions and Pre-Conditions set forth in the Rule 2.5 Announcement, including that all or any applicable waiting periods under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations thereunder have expired, lapsed or been terminated and neither Websense nor SurfControl being subject to any order or injunction in the United States that prohibits consummation of the Proposal as a result of action brought by the US Federal Trade Commission or US Department of Justice or subject to any voluntary agreement pursuant to which SurfControl or Websense agrees not to consummate the proposed acquisition for any period of time, and that regulatory clearances are obtained from UK competition authorities.  The Proposal will not proceed if the Pre-Conditions are not fulfilled or where permitted waived by March 26, 2008.  The Proposal is also subject to Conditions set forth in Appendix I to the Rule 2.5 Announcement and the Proposal will not proceed if the Conditions are not satisfied or waived by July 25, 2008 or such later date, if any, as SurfControl, Websense and BidCo may, with the consent of the UK Panel on Takeovers and Mergers agree (the “long-stop date”).  The Conditions include the approval of the Scheme by a majority in number of the holders of SurfControl shares (or the relevant class or classes thereof) present and voting, either in person or by proxy, representing not less than three-quarters in value of the SurfControl shares.  The directors of SurfControl, who are holders of approximately one percent of SurfControl issued ordinary shares, have given irrevocable undertakings to accept and vote in favor of the Proposal.

The Scheme Document will not be posted until 28 days following the satisfaction or waiver of the Pre-Conditions.  It is expected that the Proposal will become effective two months from the date the Scheme Documents are posted.

The Proposal will be financed through a combination of Websense’s existing cash resources and non-equity new banking facilities provided by Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and Bank of America, N.A. described below.

Credit Agreements

On April 26, 2007, Websense entered into the Senior Credit Agreement (the “Senior Credit Agreement”), among Websense, as borrower, the lenders from time to time parties thereto, Morgan Stanley as sole lead arranger and sole bookrunner, Morgan Stanley, as syndication agent, Bank of America, N.A., as documentation agent, and Morgan Stanley, as

senior administrative agent and as senior collateral agent for a $300 million senior credit facility.   The senior facility will consist of up to a $285 million six-year term loan and a $15 million revolving credit facility.  Websense currently expects to borrow approximately $180 million to $200 million of the available senior credit facility at the closing of the acquisition.  The senior credit facility is only available for funding the acquisition and related transaction costs.  At funding, the senior credit facility will be secured by substantially all of Websense’s assets, including pledges of Websense’s first tier subsidiaries’ stock (except for limits on the stock pledges of foreign subsidiaries) and will be guaranteed by Websense’s domestic subsidiaries.  Loans made under the term loan amortize at 1.0% per year for years one through five, with the remaining 95% due in the sixth year of agreement.  Websense is required to use up to 50% of excess cash flow to make mandatory prepayments of principal, which are not subject to any prepayment penalties.  Websense will have the option to borrow at prime rate or at a Eurodollar base rate plus, in each case, an applicable margin based on Websense’s corporate credit rating at the time of funding.  The senior credit facility contains financial covenants, as defined per the senior credit agreement, comprised of a consolidated leverage ratio and a consolidated interest coverage ratio.  The senior credit agreement also contains affirmative and negative covenants.

On April 26, 2007, Websense also entered into the Interim Credit and Guarantee Agreement (the “Interim Credit Agreement”), among Websense, Websense International Limited, a private limited company organized under the laws of Ireland, the lenders from time to time parties thereto, Morgan Stanley, as sole lead arranger and sole bookrunner, Morgan Stanley, as syndication agent, Bank of America, N.A., as documentation agent, and Morgan Stanley, as interim administrative agent.  The interim credit facility is collateralized by $217 million of Websense cash, cash equivalents and marketable securities that are deposited in restricted accounts and not available to Websense for any other uses while the acquisition of SurfControl is pending.  Websense expects to use the restricted funds to pay for a portion of the purchase price of SurfControl.  The Interim Credit Facility was entered into as part of a funds certain process for cash acquisitions of UK public companies that are subject to the City Code.  Under the City Code, Morgan Stanley as financial advisor has indicated that it is satisfied that sufficient financial resources will be made available to Websense to satisfy the maximum cash consideration that would be payable under the terms of the proposal.  Websense does not expect to borrow any amounts under the Interim Credit Agreement.

The foregoing description of the Transaction Agreement, Rule 2.5 Announcement, including the Rule 2.5 Conditions, Senior Credit Agreement and Interim Credit Agreement, does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement, Rule 2.5 Announcement, including the Rule 2.5 Conditions, Senior Credit Agreement and Interim Credit Agreement, which are attached as Exhibits 2.1, 2.2, 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2007, Websense issued a press release announcing that Douglas Wride has been named President, effective immediately.  Mr. Wride also will continue to serve as Chief

Financial Officer and Secretary of Websense and will continue to report to Websense Chief Executive Officer, Gene Hodges.  Mr. Hodges resigned from his position as President on April 26, 2007 in order for Mr. Wride to be named President.

Item 9.01               Financial Statements and Exhibits

(a)           Not applicable

(b)           Not applicable

(c)           Not applicable

(d)           Exhibits

Exhibit No.	Description

2.1	Transaction Agreement by and among Websense, Inc. and Websense SC Operations Limited and SurfControl plc, dated April 26, 2007.

2.2	Rule 2.5 Announcement.

10.1

$300,000,000 Senior Credit Agreement among Websense, Inc., as borrower, the several lenders from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., as documentation agent, and Morgan Stanley Senior Funding, Inc., as senior administrative agent and senior collateral agent, dated as of April 26, 2007.

10.2

$207,000,000 Interim Credit and Guarantee Agreement among Websense, Inc. and Websense International Limited, as borrowers, the several lenders from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., as documentation agent, and Morgan Stanley Senior Funding, Inc., as interim administrative agent, dated as of April 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSENSE, INC.

Date: May 2, 2007	/s/ Douglas C. Wride
Douglas C. Wride
President and Chief Financial Officer (principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Transaction Agreement by and among Websense, Inc. and Websense SC Operations Limited and SurfControl plc., dated April 26, 2007.

2.2	Rule 2.5 Announcement.

10.1

$300,000,000 Senior Credit Agreement among Websense, Inc., as borrower, the several lenders from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., as documentation agent, and Morgan Stanley Senior Funding, Inc., as senior administrative agent and senior collateral agent, dated as of April 26, 2007.

10.2

$207,000,000 Interim Credit and Guarantee Agreement among Websense, Inc. and Websense International Limited, as borrowers, the several lenders from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., as documentation agent, and Morgan Stanley Senior Funding, Inc., as interim administrative agent, dated as of April 26, 2007.